(n)(i)

AMENDED SCHEDULE A

to the

SEVENTH AMENDED AND RESTATED MULTIPLE CLASS PLAN

PURSUANT TO RULE 18f-3

for

ING FUNDS TRUST

Classes of Shares
Funds	A	B	C	I	O	P	R	R6	W
ING Floating Rate Fund	Ö	N/A	Ö	Ö	N/A	Ö	Ö	Ö	Ö
ING GNMA Income Fund(1),(3)	Ö	Ö	Ö	Ö	N/A	N/A	Ö	Ö	Ö
ING High Yield Bond Fund(2),(3),(4)	Ö	Ö	Ö	Ö	N/A	Ö	Ö	N/A	Ö
ING Intermediate Bond Fund(1)	Ö	Ö	Ö	Ö	Ö	N/A	Ö	Ö	Ö
ING Short Term Bond Fund	Ö	N/A	Ö	Ö	N/A	N/A	N/A	Ö	Ö
ING Strategic Income Fund	Ö	N/A	Ö	Ö	N/A	N/A	Ö	N/A	Ö

Last Approved: November 27, 2012

Last Amended: November 27, 2012 to add ING Short Term Bond Fund.

(1) ING GNMA Income Fund and ING Intermediate Bond Fund Class W shares effective December 17, 2007.

(2) ING High Yield Bond Fund Class I shares effective July 31, 2008.

(3) ING GNMA Income Fund and ING HighYield Bond Fund Class R shares effective date to be determined.

(4) ING High Yield Bond Fund Class W shares effective July 29, 2011.